MORGAN STANLEY
                                               SPECTRUM SERIES

        July 2006
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006.




                                         Issued: August 31, 2006


[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
               1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001   2002  2003  2004   2005   2006  RETURN    RETURN
FUND             %     %     %     %     %     %     %     %     %     %     %      %     %     %      %      %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Currency....   --    --    --    --    --    --    --    --    --  11.7  11.1   12.2  12.4  (8.0) (18.3) (13.3)    2.1       0.3
                                                                   (6 mos.)                               (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced....   --    --    --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3) (10.1)  6.2  (5.6)   4.2   (1.2)   50.5       3.5
                               (2 mos.)                                                                   (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Select...... 31.2 (14.4) 41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7   15.4   9.6  (4.7)  (5.0)   3.3   183.5       7.2
             (5 mos.)                                                                                     (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Strategic...   --    --    --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)   9.4  24.0   1.7   (2.6)  13.8    61.3       4.2
                               (2 mos.)                                                                   (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
  Technical...   --    --    --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2)  23.3  23.0   4.4   (5.4)   2.9   130.1       7.4
                               (2 mos.)                                                                   (7 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JULY 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of July 31, 2006 was as follows:

FUND                                  N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                    $10.21                      -4.40%
--------------------------------------------------------------------------------
Spectrum Global Balanced             $15.05                      -2.77%
--------------------------------------------------------------------------------
Spectrum Select                      $28.35                      -4.67%
--------------------------------------------------------------------------------
Spectrum Strategic                   $16.13                      -2.67%
--------------------------------------------------------------------------------
Spectrum Technical                   $23.01                      -2.67%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]


                                       MONTH ENDED      YTD ENDED
                                      JULY 31, 2006   JULY 31, 2006
                                      -------------   -------------
                 Australian dollar         0.65           -1.21
                 British pound             1.21            1.39
                 Euro                     -1.71            0.98
                 Japanese yen             -1.23           -9.25
                 Swiss franc              -0.37           -4.19
                 Minor Currencies         -2.72            0.33


      Note: Reflects trading results only and does not include fees or interest income.

            Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from long positions in the euro, Swiss franc, and Mexican peso, as well as short positions in the Japanese yen, Norwegian krone, and newly established short positions in the Swiss franc versus the U.S. dollar. Additional losses were incurred from short positions in the South African rand and New Zealand dollar against the U.S. dollar. These losses were partially offset by gains from long positions in the British pound and Australian dollar relative to the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were recorded from short U.S. dollar positions against the euro and Swiss franc as the U.S. dollar strengthened against these currencies, primarily due to a narrower-than-expected U.S. trade deficit. Furthermore, the value of the euro moved lower after the European Central Bank decided to keep the interest rate unchanged despite concerns about the rising core rate of inflation. Additional losses were recorded towards the end of the month from newly established short positions in the Swiss franc, as well as existing short positions in the Japanese yen and Norwegian krone relative to the U.S. dollar, as the value of the U.S. dollar moved lower on fears that a slowing economy and weaker-than-expected U.S. Gross Domestic Product growth would pressure the U.S. Federal Reserve to end its cycle of interest rate increases. Elsewhere in the currency sector, short positions in the South African rand and New Zealand dollar also experienced losses as the values of these currencies moved higher against the U.S. dollar on higher commodity prices and strong economic growth in both countries, increasing expectations that the South African Reserve Bank and the Reserve Bank of New Zealand will raise interest rates in the near-future. Finally, losses were incurred from short positions in the Mexican peso at the beginning of the month as the peso gained sharply on the U.S. dollar after the pro-business candidate, Felipe Calderon, was declared the winner of the Mexican presidential election. Newly established long positions in the Mexican peso against the U.S. dollar incurred additional losses at the end of the month as the value of the peso weakened against the U.S. dollar on fears of a slowing U.S. economy.

Gains were recorded from short positions in the U.S. dollar against the British pound and Australian dollar as the U.S. dollar weakened on speculation of a slowing U.S. economy during the latter half of July. Additionally, the British pound strengthened on solid housing and consumer-price data out of the United Kingdom, while the Australian dollar trended higher against the U.S. dollar on expectations of another interest rate hike by the Reserve Bank of Australia at its next policy meeting.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]


                                       MONTH ENDED      YTD ENDED
                                      JULY 31, 2006   JULY 31, 2006
                                      -------------   -------------

                 Currencies               -0.33           -0.27
                 Interest Rates           -0.91           -1.78
                 Stock Indices            -0.07               2
                 Energies                  -0.4           -0.83
                 Metals                    0.12             1.2
                 Agriculturals             -1.2           -1.63


      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural, global interest rate, energy, currency, and global stock index futures markets. These losses were partially offset by gains recorded in the metals sector. Within the agricultural complex, long positions in orange juice futures incurred losses at the beginning of the month as prices moved lower after the U.S. Department of Agriculture reported an increase in orange juice production. Additional losses were incurred from newly established short positions in orange juice futures as prices reversed higher towards the end of the month on concerns regarding poor harvest due to hot weather and labor shortages. Elsewhere in the agricultural complex, long positions in live cattle, feeder cattle, and lean hog futures incurred losses as prices declined on technically-based selling. Finally, short positions in corn futures incurred losses as prices increased on high demand and low inventories. Additional losses were experienced from newly established long positions in corn futures as prices reversed lower later in the month on favorable weather forecasts.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Losses were recorded in the global interest rate market from short positions in U.S., European, and Japanese fixed-income futures as prices reversed higher on significant geopolitical concerns after North Korea conducted long-range missile tests, terrorist bombings aboard commuter trains in Bombay, India, and fears of an escalating conflict in the Middle East. Additionally, prices for U.S. interest rate futures moved higher after U.S. Federal Reserve Chairman Ben
Bernanke's testimony before Congress, which eased fears of accelerating inflation and suggested that interest rate increases may come to a pause at the next U.S. Federal Reserve meeting in August. Later in the month, this idea was bolstered after the U.S. "Beige Book" showed slowing economic growth and the U.S. Department of Commerce reported that the U.S. Gross Domestic Product was weaker-than-expected. Elsewhere in the global interest rate futures markets, British and German fixed-income futures prices were pressured higher on news that the Bank of England and the European Central Bank kept interest rates unchanged, while Japanese fixed-income futures prices increased after Bank of Japan Governor Toshihiko Fukui indicated that although Japan ended its zero-interest-rate policy in July, it does not mean interest rates will rise consecutively.

Additional losses were experienced within the energy, currency, and global stock index sectors. In the energy sector, short futures positions in natural gas recorded losses as prices moved higher after hot weather across much of the U.S. boosted demand. Losses were also recorded from long futures positions in crude oil and its related products as prices moved lower after weaker-than-expected U.S. economic data led investors to believe that energy demand will be negatively affected. Further pressuring prices lower was the unexpected climb in domestic gasoline supplies. In the currency sector, short positions in the South African rand against the U.S. dollar, as well as short positions in the New Zealand dollar versus the Australian dollar, experienced losses as the values of the South African rand and the New Zealand dollar advanced as high commodity prices and strong economic growth in both countries increased expectations that the South African Reserve Bank and the Reserve Bank of New Zealand will raise interest rates in the near-future. In global stock indices, long positions in Australian equity index futures incurred losses as prices moved lower on the aforementioned geopolitical concerns and worries regarding rising inflation in Australia.

Within the metals sector, gains were recorded from long positions in nickel futures as prices climbed higher on reports of weak global stockpiles, consistently strong global demand, and lower-than-forecasted production. In addition, prices were boosted further after news of a strike at a nickel mine in Canada.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JULY 31, 2006   JULY 31, 2006
                                      -------------   -------------
                 Currencies               -0.89           -3.83
                 Interest Rates           -2.85            5.66
                 Stock Indices             0.28            0.84
                 Energies                 -0.62           -1.64
                 Metals                    0.24            6.54
                 Agriculturals            -0.44           -1.22

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global interest rate, currency, energy, and agricultural futures markets. A portion of these losses was offset by gains achieved in the global stock index and metals sectors.

Losses were recorded in the global interest rate sector from short positions in U.S., British, German, and Canadian fixed-income futures as prices reversed higher on significant geopolitical concerns after North Korea conducted long-range missile tests, terrorist bombings aboard commuter trains in Bombay, India, and fears of an escalating conflict in the Middle East. Additionally, prices for U.S. interest rate futures moved higher after U.S. Federal Reserve Chairman Ben Bernanke's testimony before Congress, which eased fears of accelerating inflation and suggested that interest rate increases may come to a pause at the next U.S. Federal Reserve meeting in August. Later in the month, this idea was bolstered after the U.S. "Beige Book" showed slowing economic growth and the U.S. Department of Commerce reported that the U.S. Gross Domestic Product was weaker-than-expected. Elsewhere in the global interest rate futures markets, British, German, and Canadian fixed-income futures prices were pressured higher towards the end of the month on news that the Bank of England, the European Central Bank, and the Bank of Canada kept interest rates unchanged.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the currency sector, losses were incurred from long euro positions against the U.S. dollar and British pound as the value of the euro moved lower after the European Central Bank decided to keep the interest rate unchanged despite concerns about the rising core rate of inflation. Furthermore, the U.S. dollar strengthened due to a narrower-than-expected U.S. trade deficit. Additional losses were recorded towards the end of the month from short positions in the Japanese yen, Canadian dollar, and Swiss franc relative to the U.S. dollar as the value of the U.S. dollar weakened as investors speculated that a slowing economy would result in the end of the U.S. Federal Reserve's interest rate tightening campaign. Elsewhere in the currency sector, short positions in the New Zealand dollar, Turkish lira, and South African rand experienced losses as the values of these currencies moved higher against the U.S. dollar. Finally, losses were incurred from short positions in the Mexican peso at the beginning of the month as the peso gained sharply on the U.S. dollar after the free-market candidate, Felipe Calderon, was declared the winner of the Mexican presidential election.

Additional losses were recorded within the energy and agricultural sectors. In the energy sector, short futures positions in natural gas recorded losses as prices ended higher as hot weather across much of the U.S. boosted demand. Losses were also recorded from long futures positions in crude oil and its related products as prices moved lower after weaker-than-expected U.S. economic data led investors to believe that energy demand will be negatively affected and the U.S. Department of Labor reported an unexpected climb in domestic gasoline supplies. Losses were recorded in the agricultural complex from long futures positions in wheat and soybean oil as prices decreased on forecasts of improved weather conditions across the wheat and soybean growing regions of the U.S. Additional losses were incurred from long positions in cocoa futures as prices reversed lower on news from the International Cocoa Organization that global supplies are still adequate, regardless of the political problems in the Ivory Coast, the world's largest producer.

Gains were achieved from short positions in Nasdaq 100 Index futures as prices moved lower early in the month on weak economic data as the Institute for Supply Management said its non-manufacturing index fell during May. Prices continued to move lower after weaker-than-expected job growth data was released by the U.S. Department of Labor and fears of a growing conflict in the Middle East. Elsewhere in the global equity index markets, long positions in Hong Kong stock index futures experienced gains as prices moved higher on news that Gross Domestic Product in China surged to 10.9% in the first six months of this year.

Smaller gains were recorded from long futures positions in copper and nickel as prices climbed higher on reports of weak global stockpiles, consistently strong global demand, and lower-than-forecasted production. In addition, prices were boosted by news of labor disputes at mining facilities in Chile and Canada.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JULY 31, 2006   JULY 31, 2006
                                      -------------   -------------
                 Currencies               -1.07           -2.01
                 Interest Rates           -0.29            3.21
                 Stock Indices            -0.25            0.89
                 Energies                  -0.1            -1.1
                 Metals                    1.45           20.04
                 Agriculturals             -2.1            0.55

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the agricultural, currency, global interest rate, global stock index, and energy sectors. These losses were partially offset by gains achieved in the metals sectors. In the agricultural complex, losses were incurred from long positions in sugar futures as prices moved lower after a U.S. Department of Agriculture report showed that the cost of ethanol-production using sugarcane was higher-than-expected. Additional losses were incurred from long positions in cocoa futures as prices reversed lower on news from the International Cocoa Organization that global supplies are still adequate, regardless of the political problems in the Ivory Coast, the world's largest producer. Elsewhere in the agricultural complex, long futures positions in soybeans and soybean meal recorded losses as prices decreased on weak export numbers and cooler weather forecasted for the soybean-growing regions of the U.S.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional losses were recorded in the currency sector from short U.S. dollar positions against the euro, Swiss franc, and Canadian dollar as the U.S. dollar strengthened against these currencies, primarily due to a narrower-than-expected U.S. trade deficit. Furthermore, the value of the euro moved lower after the European Central Bank decided to keep the interest rate unchanged despite concerns about the rising core rate of inflation. Additional losses were recorded towards the end of the month from newly established short positions in the Swiss franc and Canadian dollar, as well as existing short positions in the Japanese yen and New Zealand dollar relative to the U.S. dollar, as the value of the U.S. dollar weakened on speculation that a slowing economy and weaker-than-expected U.S. Gross Domestic Product growth would result in the U.S. Federal Reserve halting its interest rate tightening campaign sooner-than-expected. The New Zealand dollar also strengthened in tandem with higher commodity prices.

Within the global interest rate sector, losses were recorded from short positions in German, British, and Japanese interest rate futures as prices reversed higher on significant geopolitical concerns after North Korea conducted long-range missile tests, terrorist bombings aboard commuter trains in Bombay, India, and fears of an escalating conflict in the Middle East. Additionally, British and German fixed-income futures prices were pressured higher towards the end of the month on news that the Bank of England and European Central Bank kept interest rates unchanged, while Japanese fixed-income prices were pushed higher after Bank of Japan Governor Toshihiko Fukui indicated that although Japan ended its zero-interest-rate policy in July, it does not mean interest rates will rise consecutively.

Losses were also recorded in the global stock index and energy sectors. In the global stock index markets, long futures positions in the S&P 500 Index, as well as German and Japanese equity indices, recorded losses as prices weakened during the middle of the month on rising oil prices and escalating violence in the Middle East. Additional losses were also recorded towards the end of the month from short positions in S&P 500 Index futures as prices reversed higher on hopes that the U.S. Federal Reserve will stop raising interest rates after economic growth slowed more-than-expected in the second quarter.

Within the energy sector, short futures positions in natural gas recorded losses as prices ended higher after hot weather across much of the U.S. boosted demand. Losses were also recorded from long futures positions in crude oil as prices moved lower after weaker-than-expected U.S. economic data led investors to believe that energy demand will be negatively affected and the U.S. Department of Labor reported an unexpected climb in domestic gasoline supplies. Within the metals sector, long positions in zinc, copper, and gold futures experienced gains as prices moved higher. Prices for zinc and copper futures climbed higher on reports of weak global stockpiles and consistently strong global demand. In addition, copper prices increased on concerns regarding labor disputes in Chile, the world's biggest producer. Gold futures prices were pressured higher by weak U.S. economic data and speculation of a pause in the U.S. Federal Reserve's interest rate tightening campaign.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                       MONTH ENDED      YTD ENDED
                                      JULY 31, 2006   JULY 31, 2006
                                      -------------   -------------
                 Currencies               -0.14           -6.75
                 Interest Rates           -1.81            2.73
                 Stock Indices             0.32            3.36
                 Energies                 -0.25            0.19
                 Metals                    0.15            8.53
                 Agriculturals            -0.57           -0.89

      Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the global interest rate, agricultural, energy, and currency sectors. These losses were partially offset by gains recorded in the global stock index and metals sectors.

Within the global interest rate sector, losses were recorded from short positions in U.S., German, British, and Canadian interest rate futures as prices reversed higher on significant geopolitical concerns after North Korea conducted long-range missile tests, terrorist bombings aboard commuter trains in Bombay, India, and fears of an escalating conflict in the Middle East. Additionally, prices for U.S. interest rate futures moved higher after U.S. Federal Reserve Chairman Ben Bernanke's testimony before Congress, which eased fears of accelerating inflation and suggested that interest rate increases may come to a pause at the next U.S. Federal Reserve meeting in August. Later in the month, this idea was bolstered after the U.S. "Beige Book" showed slowing economic growth and the U.S. Department of Commerce reported that the U.S. Gross Domestic Product was weaker-than-expected. Elsewhere in the global interest rate futures markets, British, German, and Canadian fixed-income futures prices were pressured higher towards the end of the month on news that the Bank of England, the European Central Bank, and the Bank of Canada kept interest rates unchanged.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded within the agricultural, energy, and currency sectors. In the agricultural complex, losses were experienced from long positions in cocoa futures as prices reversed lower on news from the
International Cocoa Organization that global supplies are still adequate, regardless of the political problems in the Ivory Coast, the world's largest producer. Additionally, wheat futures prices moved lower on forecasts of improved weather conditions across the wheat growing regions of the U.S. Midwest, thus resulting in losses from long positions. Within the energy sector, short futures positions in natural gas recorded losses as prices ended higher after hot weather across much of the U.S. boosted demand. Losses were also recorded from long futures positions in crude oil and its related products as prices moved lower after weaker-than-expected U.S. economic data led investors to believe that energy demand will be negatively affected and the U.S. Department of Labor reported an unexpected climb in domestic gasoline supplies. In the currency sector, losses were recorded from short U.S. dollar positions against the euro and Canadian dollar as the U.S. dollar strengthened against these currencies, primarily due to a narrower-than-expected U.S. trade deficit. Furthermore, the value of the euro moved lower after the European Central Bank decided to keep the interest rate unchanged despite concerns about the rising core rate of inflation. Additional losses were recorded towards the end of the month from short positions in the Japanese yen relative to the U.S. dollar as the value of the U.S. dollar weakened on speculation that a slowing economy and weaker-than-expected U.S. Gross Domestic Product growth would result in the U.S. Federal Reserve halting its interest rate tightening campaign sooner-than-expected. Elsewhere in the currency sector, short positions in the South African rand and New Zealand dollar experienced losses as the values of these currencies moved higher against the U.S. dollar as investors speculated that U.S. interest rates will not go any higher. Finally, short positions in the Australian dollar against the euro and Canadian dollar incurred losses as the Australian dollar moved higher after high inflation data solidified expectations of an interest rate hike by the Reserve Bank of Australia.

Gains were recorded in the global stock index sector from short positions in Nasdaq 100 Index futures and long positions in Hong Kong equity index futures. Prices for Nasdaq 100 Index futures moved lower early in the month on weak economic data as the Institute for Supply Management said its non-manufacturing index fell during May. Prices continued to move lower after weaker-than-expected job growth data was released by the U.S. Department of Labor and fears of a growing conflict in the Middle East. Elsewhere in the global equity index markets, long positions in Hong Kong stock index futures experienced gains as prices moved higher on news that Gross Domestic Product in China surged to 10.9% in the first six months of this year.

Smaller gains were recorded from long futures positions in copper and nickel as prices climbed higher on reports of weak global stockpiles, consistently strong global demand, and lower-than-forecasted production. In addition, prices were boosted by news of labor disputes at mining facilities in Chile and Canada. The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2006 (UNAUDITED)



                                       MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                            PERCENTAGE OF                      PERCENTAGE OF
                                            JULY 1, 2006                       JULY 1, 2006
                                             BEGINNING                          BEGINNING
                                AMOUNT     NET ASSET VALUE        AMOUNT      NET ASSET VALUE
                              ----------   ----------------      ---------    ----------------
                                  $               %                  $               %
INVESTMENT INCOME
   Interest income (Note 2)      557,242           .32             171,779            .40
                              ----------         -----           ---------          -----

EXPENSES
   Brokerage fees (Note 2)       658,951           .38             164,098           .38
   Management fees (Note 3)      286,501           .17              44,593           .11
                              ----------         -----           ---------          -----
     Total Expenses              945,452           .55             208,691           .49
                              ----------         -----           ---------          -----

NET INVESTMENT LOSS              (388,210)        (.23)            (36,912)          (.09)
                              ----------         -----           ---------          -----

TRADING RESULTS
Trading profit (loss):
   Realized                           --            --          (1,113,300)         (2.60)
   Net change in unrealized   (7,173,061)        (4.17)            (35,698)          (.08)
                              ----------         -----           ---------          -----
     Total Trading Results    (7,173,061)        (4.17)         (1,148,998)         (2.68)
                              ----------         -----           ---------          -----

NET LOSS                      (7,561,271)        (4.40)         (1,185,910)         (2.77)
                              ==========         =====           =========          =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2006 (UNAUDITED)


                                              MORGAN STANLEY                                MORGAN STANLEY
                                             SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                              ---------------------------------------------   ---------------------------------------------
                                                                     PER                                          PER
                                    UNITS             AMOUNT         UNIT           UNITS           AMOUNT        UNIT
                               --------------       -----------      -----     -------------      ----------     -----
                                                         $             $                               $            $
Net Asset Value,
   July 1, 2006                16,089,424.493       171,900,352      10.68     2,764,757.178      42,808,132     15.48
Net Loss                                   --        (7,561,271)      (.47)               --      (1,185,910)     (.43)
Redemptions                      (271,793.937)       (2,775,016)     10.21       (16,100.159)       (242,307)    15.05
Subscriptions                     131,849.906         1,346,187      10.21        16,034.088         241,313     15.05
                               --------------       -----------                -------------      ----------
Net Asset Value,
   July 31, 2006               15,949,480.462       162,910,252      10.21     2,764,691.107      41,621,228     15.05
                               ==============       ===========                =============      ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2006 (UNAUDITED)

                                        MORGAN STANLEY                    MORGAN STANLEY                    MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                               -------------------------------    -----------------------------     -------------------------------
                                                PERCENTAGE OF                     PERCENTAGE OF                     PERCENTAGE OF
                                                JULY 1, 2006                      JULY 1, 2006                      JULY 1, 2006
                                                 BEGINNING                          BEGINNING                         BEGINNING
                                   AMOUNT      NET ASSET VALUE      AMOUNT       NET ASSET VALUE       AMOUNT       NET ASSET VALUE
                              --------------  -----------------   -----------   -----------------   -------------   ----------------
                                      $               %                $                %                   $              %
INVESTMENT INCOME
   Interest income (Note 2)        1,817,061         .32             604,618          .31              2,445,230          .32
                                 -----------       -----          ----------         ----            -----------        -----

EXPENSES
   Brokerage fees (Note 2)         2,824,212         .50             978,901          .50              3,799,984          .50
   Management fees (Note 3)        1,345,770         .23             457,835          .23              1,671,409          .22
                                 -----------       -----          ----------         ----            -----------        -----
     Total Expenses                4,169,982         .73           1,436,736          .73              5,471,393          .72
                                 -----------       -----          ----------         ----            -----------        -----

NET INVESTMENT LOSS               (2,352,921)       (.41)           (832,118)        (.42)            (3,026,163)        (.40)
                                 -----------       -----          ----------         ----            -----------        -----
TRADING RESULTS

Trading profit (loss):
   Realized                       (6,195,553)      (1.10)          2,904,800         1.48              2,732,574          .36
   Net change in unrealized      (17,848,358)      (3.16)         (7,294,681)       (3.73)           (19,983,702)       (2.63)
                                 -----------       -----          ----------         ----            -----------        -----
     Total Trading Results       (24,043,911)      (4.26)         (4,389,881)       (2.25)           (17,251,128)       (2.27)
                                 -----------       -----          ----------         ----            -----------        -----

NET LOSS                         (26,396,832)      (4.67)         (5,221,999)       (2.67)           (20,277,291)       (2.67)
                                 ===========       =====          ==========         ====            ===========        =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED JULY 31, 2006 (UNAUDITED)



                                MORGAN STANLEY                       MORGAN STANLEY                          MORGAN STANLEY
                               SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                      ------------------------------        -------------------------------        -------------------------------
                                                 PER                                   PER                                    PER
                      UNITS          AMOUNT     UNIT        UNITS          AMOUNT      UNIT        UNITS         AMOUNT       UNIT
                      -----          ------     ----        -----          ------      ----        -----         ------       ----
                                       $          $                          $           $                          $           $
Net Asset Value,
   July 1, 2006   18,992,435.609  564,842,470   29.74   11,815,222.325   195,780,209   16.57   32,142,786.710  759,996,868    23.64
Net Loss                      --  (26,396,832)  (1.39)              --    (5,221,999)   (.44)              --  (20,277,291)    (.63)
Redemptions         (191,977.845)  (5,442,572)  28.35     (129,401.809)   (2,087,251)  16.13     (303,847.478)  (6,991,530)   23.01
Subscriptions        207,252.398    5,875,606   28.35      252,752.665     4,076,901   16.13      418,068.712    9,619,762    23.01
                  --------------  -----------           --------------   -----------           --------------  -----------
Net Asset Value,
   July 31, 2006  19,007,710.162  538,878,672   28.35   11,938,573.181   192,547,860   16.13   32,257,007.944  742,347,809    23.01
                  ==============  ===========           ==============   ===========           ==============  ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
================================================================================

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc.  ("Campbell")
  Chesapeake  Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month. Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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